Exhibit 99.1

Longs Reports Preliminary October Sales

WALNUT CREEK, CA (November 5, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $334.3 million for the four-week period ended October 28, 2004, a 1.4% decrease from sales of $338.9 million in the comparable period a year ago. Pharmacy sales were 49.8% of total drug store sales compared with 47.6% a year ago.

The Company anticipated a difficult same-store sales comparison for the fiscal month of October this year due to the Halloween shift in the calendar and stronger sales last year due to the grocery strike in Southern California that began in October 2003 and ended in February 2004. Two of the primary Halloween sales days this year, October 29 and 30, fell into the Company’s fiscal November month and fourth quarter this year. In addition, the Company experienced greater than anticipated generic utilization in the pharmacy and a lower ratio of advertised to everyday sales in the front end of the store than expected.

Preliminary October same-store sales decreased 2.0% from the comparable period last year. Pharmacy same-store sales increased 2.7% and front-end same-store sales decreased 6.2%. Last year, Longs estimated that October same-store-sales were favorably impacted by 250 to 300 basis points as a result of the grocery strike in Southern California that began on October 11, 2003.

Preliminary quarter-to-date total sales of $1.10 billion for the 13 weeks ended October 28, 2004, were 1.3% higher than the $1.09 billion reported in the comparable period last year. Pharmacy sales were 48.9% of total drug store sales during the period, compared with 47.8% a year ago. Same-store sales increased 0.4%, with pharmacy same-store sales increasing 2.9% and front-end same-store sales decreasing 1.9%. Last year, Longs estimated that same-store sales for the 13 weeks ended October 30, 2003 were favorably impacted by 80 to 100 basis points as a result of the grocery strike in Southern California.

Preliminary year-to-date total sales of $3.41 billion for the 39 weeks ended October 28, 2004 were 3.4% higher than the $3.30 billion reported in the comparable period last year. Pharmacy sales were 48.0% of total drug store sales during the period, compared with 47.1% a year ago. Same-store sales increased 1.8%, with pharmacy same-store sales increasing 3.3% and front-end same-store sales increasing 0.5%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.